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EXHIBIT 99.1


             BLUE RIDGE ENERGY, INC. ANNOUNCES NEW PRESIDENT AND CEO


         HOUSTON (BUSINESS WIRE) May 4, 2005 - Blue Ridge Energy, Inc. ("Blue Ridge" or the "Company") (OTCBB: BREY) announces the resignation of Patrick A. Kelleher as President, CEO and a Director of Blue Ridge as of April 25, 2005. Mr. Kelleher, a proven geologist, will remain with the Company and assume the role of Vice President of Geology. It is Mr. Kelleher's position that he can better serve the Company and its goals performing in his area of expertise, and the Board has accepted his resignation and subsequent appointment.

Furthermore, Mr. Morris Hewitt, age 56, has accepted the role of President and CEO of Blue Ridge. Mr. Hewitt comes to Blue Ridge from Halliburton Energy Services Company. Mr. Hewitt brings with him three decades of experience in the oil and gas industry as well as the financial services industry. He has extensive experience in dealings with public entities, has served on the Board of Directors of several companies and is credited with executing a myriad of large financial transactions that have led to company growth.

Mr. Hewitt holds a BBA degree from Southwest Texas State University, San Marcos, Texas.

Mr. Hewitt is not a director or officer of any other reporting company at this time.

Blue Ridge Energy, Inc. is an independent oil and gas exploration and production company with its principal properties located onshore Texas. Certain statements in this news release regarding future expectations and plans may be regarded as "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. They are subject to various risks, such as operating hazards, drilling risks, and other uncertainties inherent in the business of exploring for, developing and producing oil and gas which may be beyond Blue Ridge Energy's control. For a discussion of the contingencies and uncertainties affecting future events and forward-looking statements, see Blue Ridge Energy's most recent Annual Report on Form 10-KSB, as well as other filings with the Securities and Exchange Commission. There can be no assurance that Blue Ridge Energy will be successful in meeting its expectations.